Exhibit 10.3

Lease Agreement

Concluded between

TAIFUN REAL sp. z o.o.

and

LIONBRIDGE POLAND Sp. z o.o.

property:

TAIFUN office building

UL. JUTRZENKI 183

Warsaw

OVERVIEW

1)	Lessor:

Taifun Real Sp. z o.o., ul. Skorupki 5, 00-546 Warsaw,

represented by Mag. Harald Jeschek

NIP: 526-21-72-006; a copy of the Lessor KRS has been attached to the following lease agreement;

•	hereinafter referred to as “Lessor”.

2)	Lessee:

Lionbridge Poland Sp. Z o.o., ul. Lipinska 4, 01-833 Warsaw

represented by Mr Michal Dembinski – president of the board

NIP: 526-10-31-189; a copy of the Lessee KRS has been attached to the following lease agreement;

•	hereinafter referred to as “Lessee”.

3)	Property:

Office space on the II and I floor of an office building, named “Taifun”, located at ul. Jutrzenki 183, Warsaw, as identified and delimited on the floor plan in Appendix 1, having a total superficy of 1,807.70 m2 of usable area and including 10 surface parking lots and 2 underground parking lots, as identified and delimited on the parking plan in Appendix 3.

•	hereinafter referred to as “Property”

Purpose of Rent: General administration

4)	Payments under the Lease:

a)	Rent

The Lessee shall be obliged to pay the Lessor an amount in PLN being the equivalent of the specified amount in EURO calculated as of the date of an invoice, based on the NBP’s EURO/PLN average exchange rate binding on the above date.

Total amount	Euro 20,289.95 monthly

The above amount includes the following:

1,807.70 m² usable area	x EUR 10.50	EUR	18,980.85
90.39 m² common area	x EUR 10.50	EUR	949.10
10 surface parking spaces and	x EUR 30.00	EUR	300.00
2 underground parking spaces	x EUR 30.00	EUR	60.00

b)	plus Service Charge Advance Payment of an amount in PLN being the equivalent of EUR 2,50/m² of usable area/month calculated as of the date of an invoice, based on the NBP’s EURO/PLN average exchange rate binding on the above date., as set out in Sec. 3 /4) of this agreement.

The total area of the building amounts to 6,711.60 m2 of usable area and the Lessee’s share for the purpose of calculating Service Charge amounts to 26.93 % of the total area.

c)	VAT (Value Added Tax) at the rate applicable by law at the time of invoicing.

d)	Basis for indexation as provided in Sec. 3 (3) of this agreement: Monetary Union Index of Consumer Prices (MUICP), published by EUROSTAT.

The first index is the index figure for October 2006.

e)	Deposit as provided in Sec. 10 of this agreement: 3 (three) months rent plus Service Charge Advance Payment and VAT.

5)	Commencement, Duration and End of Lease:

a)	Commencement:	1st October 2006
b)	Rent commencement:	1st April 2007
c)	Duration:	60 months
d)	End:	1st October 2011

6)	Extension of the Lease:

In the event that the Lessee will inform the Lessor in writing at least seven months before the expiry date of the Lease Agreement about the intention of the prolongation of the Lease Agreement and The Lessor approve such prolongation within 30 days in written, this Lease Agreement will be extended for a duration agreed upon by both parties on the same terms and conditions, which will be binding in the last month of the Lease Period, in particular in respect of the Basic Rent and Service Charges (taking into account the valorisation and provided that the Lessee will not be obliged to carry out any fit out works in the Property.)

7)	Handover and Practical Occupancy of the Property:

The Lessor confirms that the handing over of the property , as specified in more detail in Sec. 1. Point 3), shall be on or before September 15, 2006. From the date of handing over of the property the Lessee shall be entitled to practically occupy the Property for the purpose of the Lessee’s own fit-out and furnishing works. The Lessor confirms that there will be no Rent payable for the period from the handing over of the Property until the Commencement Date of the Lease.

If feasible, and by mutual agreement, the Lessor and the Lessee may agree on an earlier commencement date, by means of an amendment to the Agreement.

DETAILED TERMS and CONDITIONS

Sec 1 Property

1)	The Lessor is owner of the Building, situated on the plot registered in the mortgage book No KW 180325 kept by the District Court in Warsaw – Mokotów 6th Department. (the “Building”).

2)	The Lessor lets to the Lessee, and the Lessee rents the Property by virtue of this agreement as specified in Point 3 of the Overview to this agreement in the condition to be brought about by the Lessor as set out in the Floor Plan appended to this agreement (Appendix 1) and the Technical Description (Appendix 2).

The following additional equipment will be executed at the lessor´s expense for up to PLN equivalent of EUR 60.000 gross, calculated at the average exchange rate of NBP published on the invoice date of the expenses to the Lessor - on the basis of invoices issued to the Lessor by the contractors or vendors working for the Lessee, and delivered by the Lessee to the Lessor: point 1,2,3 and 4 decribed in the Technical Description under “List of additional equipment to be executed at the Lessor’s expense”.

In case the total cost of the works listed above should exceed an amount of EUR 60.000.- the Lessee will reimburse the Lessor with the exceeding amount at the latest until the day of handover of the Property.

a)	After complition of the fit-out works to be executed by the Lessor aiming at bringing the Property to the condition specified in the space plan constituting Appendix nr 1, the Property will be handed-over to the Lessee, based on a written hand-over protocol, whereby the Lessee cannot reject the hand-over for minor temporary defects. Temporary defects should be defined as those which do not inhibit normal business activity from being performed. In the case of insignificant defects, not affecting the takeover of the Property, the Lessor is obliged to remove them immediately, within a period not longer than 14 days. The hand-over will take place at latest on 15th September 2006. Upon notification to Landlord, Tenant will have authorization to access the premises prior to handover for purposes of testing, vendor walk-thoughs and other related activities to make ready space for occupancy.

b)	For each day of delay of the hand-over of the Property to the Lessee, caused by the Lessor, and exceeding the period of 14 days, the Lessee will be entitled to one day free of Rent. However, in case of delay of the hand-over of the Property exceeding 30 days, the Lessee will have the right to terminate the lease agreement due to the Lessor’s fault without any termination period and shall be entitled to sue for his claims in proceeding defined by law.

The parties hereby state that the Lessee selected the contractor P&P Piotr Grzejszczak who will perform the structural and electrical cabeling described in Appendix 2, as well as the scope of works to be performed by the contractor. Even though the Lessor will contract the Contractor directly the Lessor shall not be responsible for the correct and timely performance by the Contractor.

c)	The Lessee has the right to perform, at his own expense, adaptation works adjusting the Property to the activity planned by the Lessee. For this purpose the Lessor shall make the Property available to the Lessee within the period of adaptation works performed by the Lessor on condition, that making the Property available to the Lessee will not cause threat of a delay of the hand-over of the Preperty to the Lessee. Should making the Property available to the Lessee cause a delay of the hand-over of the Property to the Lessee, the Lessor shall not bear any negative consequences of such a delay

3)	The superficy of the Property is calculated on the basis of a quantity survey on the contours of the floor including the net areas of the bathrooms, the kitchenettes and corridors, without subtracting pillars and fan-coils. Both parties hereby agree on the result of the measurement and on the areas mentioned in this Lease Agreement.

4)	The Lessee acknowledges and consents to the fact that the prior written consent of the Lessor shall be obtained before advertising panels, illuminated signs, large company signs etc. may be affixed in positions on the outside facade or inside the Building not intended for such purposes. If required, the consent of the authorities shall be obtained by the Lessee. An information board with the Lessees’s data will be placed in the main reception on the ground floor of the building by the cost of the Lessee.

5)	The Lessor agrees that the Lessee’s name logo, shall be displayed at the roof of the Building. The location, type and size of the logo will be mutually agreed at a later stage. The Lessee shall be solely responsible for procurement and later removal of the Lessee’s name/logo and all governmental permits and approvals for placement and affixation of this name/logo as well as for all costs, payments, fees, taxes etc. connected with placement, affixation, keeping in the proper state, maintenance, lightening, removal etc. of the Lessee’s name/logo. In order to clear out any doubts, the Parties hereby confirm that the Lessee shall not pay any rent toward the Lessor for placing the name logo of the Lessee. In the event of te change of the Lessee’s company name and/or logo the Lessor will not object to the according modification of the logo located on the roof of the building.

6)	The Property may only be used by the Lessee for the purpose of rent specified in Point 3 of the Overview of this Agreement. An alteration to the use is expressly forbidden.

Sec. 2 Duration of the Lease

The Agreement is concluded for the number of years specified under Point 5 c) of the Overview of this Agreement. It shall thus terminate on the date specified under Point 5 c) on Page 1 (Overview) of this Agreement, without requiring any prior notice of termination, unless the Lessee exercises his right to extend the duration of the Agreement as provided in Point 6) of the Overview.

Sec. 3 Payments under the Lease

1)	Summary

The monthly payments to be made by the Lessee shall consist of:

a)	the Rent as agreed,

b)	the Service Charges as specified in Sec. 3 (4) below,

c)	the cost of electricity, heating and cooling according to Sec. 3 (6) below,

d)	the relevant Rent adjustments according to Sec. 3 (3) below,

e)	Value Added Tax at the applicable rate.

The Monthly Rent specified in Point 4 a) of the Overview has been agreed by mutual consent between the contracting parties for the Property designated in Point 3 of the Overview. An alteration of the specified area, due to additions or amendments undertaken by the Lessee, shall not cause an alteration of the agreed Rent.

2)	Payment Terms

The Rent shall be paid monthly in advance within 7 calendar days after receiving the invoice, by direct bank transfer into an account to be notified by the Lessor.

The payment shall only be deemed to be made in good time if it is credited by the said date, and such timeliness shall not depend on the date of sending. In the event of a default in payment, the Lessee undertakes to pay to the Lessor the statutory default interest.

The first rent payment shall be due at the 1st April 2007. For the time between the hand-over of the Property to the Lessee and 1st April 2007 no lease payments, as defined in point 4 a) of the Overview, will be charged to the Lessee.

The payment for the service charges increased by proper VAT (point 4 b) and c)) and the directly payable costs under point 6 Sec. 3 shall be due starting form the hand-over of the Property.

The Parties agree that the resulting rent free period is included in the calculation of the overall rent price.

3)	Indexation

In order to maintain the value of the agreed Rent, the following indexation clause is agreed:

•	The Rent shall be adjusted annually in accordance with the Monetary Union Index of Consumer Prices (MUICP). This index is published by EUROSTAT.

•	The basis for the calculation of the first adjustment is the Index Figure for the month and year as defined in Point 4 (d) of the Overview. The first adjustment shall be effected in January of the year following the conclusion of the Lease Agreement. All further adjustments in the following years will be based on the Index for the month of December of the year prior to indexation.

•	The adjustment of the Rent will be effected once a year immediately after the Index Figure for the month of December has been published by EUROSTAT, and shall concern rent obligations in the period from January to December of the current year. The Rent shall increase in relation to the difference between the Index Figure for the month of December of the previous year and the Index Figure applied previously (or the Index for the month and year agreed in Point 4 (d) of the Overview, for the first adjustment of the Rent). The Lessor shall for verification purposes deliver to the Lessee the documents used for the calculation.

•	The Lessee shall be obliged to accept the such calculated new Rent and shall henceforth pay the new Rent after the relevant invoice has been sent to the Lessee. The Lessee shall further be obliged to pay the arrears resulting from the delayed calculation (being the difference between the previous Rent and the calculated new Rent, for the months between the month of January of each year and the month in which the December index is published by EUROSTAT), within 14 days from the presentation of the relevant invoice.

•	In the event of a discontinuation of the Index used for this Lease Agreement, the Index that replaces the said index, or such Index that most closely resembles the index used in this Agreement, shall be used for the calculation of the Rent adjustments.

4)	Service Charges

The Service Charges shall be understood as being all expenditure necessary for the administration, maintenance and operation of the contractual building and associated areas and facilities.

The Service Charges shall in particular comprise:

a)	costs for minor repairs, upkeep and maintenance to the building and the general technical facilities

b)	water and sewage fees

c)	costs for chimney-sweeping

d)	costs for sewage clearance and rubbish removal

e)	costs for power, heating and cooling where such concern the general parts (e.g., stairwells, car-park, foyer/reception, etc.)

f)	energy costs for the ventilation of the building

g)	cultivation of green areas and flowers

h)	cleaning of the general parts and facilities in the building and the outside facilities (such as pavements, access ramps, etc.)

i)	façade cleaning and snow clearance

j)	costs of supervision and surveillance by day and night

k)	costs of appropriate and usual insurance (insurance for fire, third-party liability, water piping, electrical damage, storm damage, damage from lightning (direct and indirect), burglary and glass breakage)

l)	the fees and taxes imposed upon the property by the public authorities.

All the Service Charges shall be divided among all the Lessees in the building in the proportion that the area of the individual properties bears to the total of the areas of all rentable properties of the Building. The area of all communal facilities shall be ignored for the purpose of determining the total area.

If the Lessee does not make use of communal facilities, this shall not release him from the payment of his share of the costs.

In order to pay for the above annual Service Charges, the Lessee shall pay each month an advance payment (pursuant to Point 4 (b) of the Overview) to be determined on a yearly basis by the Lessor. The final settlement of accounts shall be carried out once a year, by the latest on June 30 of the following year. Any arrears shall be paid to the Lessor within 14 days of the date of notification.

Any credit accruing shall be settled against the Rent payment due after the settlement of accounts in question.

All documents which constitute the basis for the calculation of the Service Charges may be inspected by the Lessee. Third-party costs shall be passed on to the Lessee without surcharge. The Lessor undertakes to contract with the most favourable supplier of the service in each case (as defined in this section), if such is legally possible and commercially reasonable.

5)	Retention

The Lessee shall not be entitled to set off counterclaims against the agreed Rent or to suspend payment of the agreed rent and secondary costs, unless such right is provided under the applicable Polish laws, or the Lessee has obtained a ruling by a court of law or the applicable arbitration tribunal, or by mutual agreement between the Lessee and the Lessor.

6)	Directly Payable Costs

The costs of electricity, heating, cooling and telecommunication services for the rented Property shall be invoiced to the Lessee directly. The usage of electricity shall be metered with separate meters. The cost of energy for heating and cooling will be metered for the whole building and charged pro-rata to the Lessee, in the relation of the leased area to the total area of the building. For the purpose of clarification the total area of the building is 6.711.60 sq.m.The Lessee shall have the right to verify the meter readings. The costs for electricity, heating, cooling and telecommunication services shall be passed on to the Lessee without surcharge.

Sec. 4 Condition of the Property, maintenance

The Lessor undertakes to maintain the building and the rented Property in the agreed condition suitable for the purpose of rent and to ensure the proper provision of the services. The Lessee undertakes to bear the service costs associated with usual maintenance, as agreed in Sec. 3 (4).

The Lessor shall bear the costs of maintaining the building substance. The Lessee undertakes to permit the Lessor to carry out such maintenance work.

The Lessee shall without delay notify the Lessor of any need for repairs to be carried out by the Lessor, and to permit the execution of such and other necessary repairs, on pain of payment for the damage resulting from non-compliance with this obligation.

Upon termination of the Lease, the Lessee shall return the Property cleaned, taking into account the normal wear and tear caused by normal use, but in any event capable of being used immediately for the stipulated purpose. Upon termination of the Lease, the Lessor shall be entitled at his discretion to insist that the investments, improvements etc. made by the Lessee after handover of the Property be left in the premises without compensation therefore, unless it has been agreed otherwise., In any event the Lessee shall remove advertising panels and the like at his own expense and establish the original condition with regard the above.

Sec. 5 Use of the Property

1)	The Lessee is entitled and obliged to use the Property for the purposes specified in Sec. 1 point 6. He undertakes to treat considerately and carefully the Property and the equipment, facilities and fittings contained therein, to maintain and return them.

2)	The Lessee shall use the Property in compliance with all official regulations and shall be liable to all persons for damage caused by his failure to comply with this provision.

3)	The Lessee shall be liable for any damage caused to the Property or the Building by himself, his employees, his suppliers, craftsmen acting on his instructions, customers and persons having business in his Property and under his control after the commencement of the Lease or, if the Property is handed over earlier, from the time of such handing over.

4)	The Lessee may make alterations to the Property only after obtaining the Lessor’s prior written consent valid for the specific individual case, which will be provided by the Lessor within 10 working days. The Lessee’s obligation to maintain the Property shall also extend to any such alterations made.

5)	If despite written notice the Lessee fails to meet his obligations under Secs. 4 and 5 (1) to (4), the Lessor shall be entitled to carry out the necessary work at the Lessee’s expense. In the event of imminent danger, or if the whereabouts of the Lessee are unknown, no notice shall be necessary.

6)	The Lessor shall be entitled to carry out repairs and alterations to the Property which are necessary for the proper maintenance and/or operation of the office building even without the Lessee’s consent but with prior notice

7)	The Lessee shall not be entitled to derive any legal consequences from temporary defects and/or faults in the heating, ventilation and hot water systems, lighting, sewage, power and water connections and the like, which were not caused by the Lessor (force majeure and the like). Nevertheless, the Lessor undertakes to take every necessary step to rectify such matters immediately.

8)	In the event any part of the Property is not usable for the intended purpose and this being due to the fault of the Lessor, the Lessee shall be entitled to reduce or withhold payments under the hereby agreement proportionally, under the provisions agreed in Sec. 3 Point 5) and further under the provison that the Lessee has notified the Lessor in writing and the Lessor has failed to undertake appropriate action within 14 days from the receipt of such notification.

Sec. 6 Sub-letting

The Lessee shall have a right to sublease the Property or parts thereof to subjects associated or of which the Lessee is majority owner. The sub-letting of the Property or parts thereof to other parties (not associated or of which the Lessee is not the majority owner) shall be permitted with the Lessor’s prior written consent for a specific period, however at the longest up to the end of the tenancy as agreed in this Lease Agreement pursuant to Point 5 (d) of the Overview.

The Lessee’s rights and obligations resulting from this Lease Agreement shall also extend to the party to whom the rented Property is sub-let.

Sec. 7 Premature termination of the Agreement

1)	The Lessor shall be entitled to terminate the Lease if despite notice and a 6-week grace period the Lessee fails to make the contractually agreed payments or fails for whatever reason to acknowledge indexation adjustments made on the basis of the indexation clause agreed in this Agreement.

2)	If the contractual relationship is prematurely terminated due to the fault of the Lessee, the Lessor shall have the right to claim for compensation for any and all damages under the applicable Polish law.

3)	The Lessor shall be entitled to terminate the Lease prematurely by means of a registered letter with immediate effect, if settlement proceedings or bankruptcy proceedings are commenced with respect to the Lessee’s assets, or if bankruptcy proceedings are closed due to inadequate assets.

4)	The Lessee shall be entitled to terminate the Agreement, one-month following a notice to the Lessor, if the Property is not entirely, or in its prevalent part, i.e. in a part exceeding 30% of the Property’s net usable area fit for the type of business specified in Art. 3 of the Overview of this Agreement, and at the same time (1) the Lessor does not propose replacement space to the Lessee and (2) the reinstatement of the Property to the condition fit for the type of business specified in Art. 3 of the Overview of this Agreement (except for the reinstatement of the Lessee’s fixtures) is impossible within two months of the date of occurrence of such circumstances and (3) the Lessor denies to cover the cost of Leessees removal to the replacement space. Such regulations shall not apply to the cases, when the Property’s unfitness has been caused by:

a)	causes, for which the Lessee is responsible; or

b)	causes due to failure to perform or inadequate performance of their duties by external suppliers independent of the Lessor (supply of electricity, water, telecommunication services, central heating, etc.)

Sec. 8 Insurances

The Lessee undertakes to conclude a business liability insurance with appropriate cover, to maintain such insurance for the duration of the Agreement and to present evidence of it to the Lessor on demand.

The Lessor undertakes to conclude appropriate property insurance as well as third-party liability insurance and to present evidence of it to the Lessee on demand.

Sec. 9 Access to the Property

The Lessor or his authorised agent shall be entitled to gain access to the Property during business hours after prior announcement, and subject to obligations of confidentiality:

a)	to inspect the condition of the premises;

b)	to show the Property to parties potentially interested in purchasing of the Building or sub-letting.

Sec. 10 Deposit and guarantees

The Lessee undertakes to pay to the Lessor within 14 days after signature of this Agreement, but in any event before the Lessee takes over the rented Property, a deposit in cash to the amount specified in Point 4 (e) of the Overview, that is € 90,801.68 If the deposit, in whatever form, has not been deposited by the start of the Lease as agreed in Point 5 (a) of the Overview, the Lessor shall not be obliged to hand over the rented Property on the start of the Lease as agreed in Point 5 (a) of the Overview. This shall not affect the Lessee’s obligation to effect the payments agreed in Sec. 3 (1) to (6).

The deposit may be in the form of a bank transfer to a bank account to be specified by the Lessor, or in the form of a bank guarantee.

The bank guarantee to the amount of the sum stated above shall be valid for the entire period of the Lease plus a further 3 months, and must be issued by a first-rate bank or other entitled and credible financial institution (i.e. Insurance Company), and shall entitle the Lessor to claim against this bank guarantee in whole or in part if the Lessee fails to satisfy the provisions of this Lease Agreement. The bank guarantee shall be irrevocable, unconditional and payable on first demand.

Should the bank guarantee delivered by the Lessee to the Lessor be valid shorter than the period of this Lease Agreement plus 3 months, the Lessee shall be obliged to deliver to the Lessor a new bank guarantee meeting the requirements of this Agreement, issued for the period of this Lease Agreement plus 3 months not later than one month before the expiry of the first guarantee. Should the Lessee fail to deliver such a bank guarantee meeting the above requirements to the Lessor, the Lessee shall be obliged to pay towards the Lessor a contractual penalty of statutory delay interest on the amount of the bank guarantee for each day of delay in delivering the guarantee, counting from the day on which the new guarantee is supposed to be delivered.

This deposit shall serve to settle any claims for damages on the part of the Lessor and to cover the Lessee’s outstanding obligations with respect to the settlement of electricity, heating and telephone charges, as well as any Rent arrears, and such both during and after termination or expiration of the Agreement. If no such arrears shall have been incurred, the deposit shall be returned to the Lessee upon termination of the Agreement.

If a claim is made upon the deposit in the course of the Agreement, the Lessee shall make up the difference to the Lessor within 14 days after demand therefor. It is hereby expressly agreed that the failure to replenish the deposit within the said time shall be deemed equivalent to the failure to pay the agreed Rent and shall therefore entitle the Lessor to terminate the Lease in accordance with Sec. 7 of this Agreement. These conditions concerning the replenishing or failure to replenish the cash deposit shall apply by analogy in the case of the provision of a bank guarantee.

Sec. 11 Expansion

Until September 1, 2007, the Tenant shall have the right to expand its Property by up to 500 rentable m2 of adjacent space on 1st floor with the prior, three (3) month written notice to Owner. In addition, the Lessee will have an exclusive Right of First Refusal as hereinafter described. The Lessee shall have an exclusive Right of First Refusal to lease additional office space located on the 1st and 3rd floors in the Building. The Lessor will inform the Lessee about another potential tenant, in written form, indicating the details of offer to a 3rd tenant. The Lessee will be obliged to exercise the right of 1st refusal or not within 7 calendar days from the receiving of such written information. In case, the Lessee does not reply to the Lessor within the 7 day period, Lessee’s right of 1st refusal will have expired with respect to such offer. For the avoidance of doubt, the Right of First Refusal is operative with respect to any offer from a third party with respect to the additional office space during the term of the Agreement. The Landlord is obliged to deliver the Expansion Space in standard comparable to the Property standard. Landlord represents that no similar, superceding right of first refusal exists or has been granted to any other tenant with respect to the additional office space.

Sec. 12 Non competition clause

1.	The Lessor hereby undertakes not to let any space in the Building to any parties which might be the Leesee’s business competition without obtaining the Leesses prior written consent.

The competitive parties are demeed to be those whose primary business activity includes:

•	translation, including localization of software and on-line materials (e.g. translating and adjusting customer materials, web-sites, documentation, manuals, software etc. to the needs of the desired local market),

•	testing software and IT solutions (e.g. linquistic and functional testing and verification of software, electronic devices and peripherals directly related to them),

•	implementing and running customer care centers (providing advanced, mainly technical support, over the phone, e-mail and intrenet to end users of software, electronic devices and peripherals directly related to them)

2.	The examples of parties being the Leessee’s direct competiton are (as of June 1, 2006):

•	in the scope of translation, localization of software and on-line materials:

Moravia Translations,

SDL,

Argos.

•	in the scope of testing software and IT solutions:

Moravia Translations,

SDL

•	in the scope of implementing and running customer care centers:

Sitel,

Excelent,

Twenty4help

Sec. 13 Side Agreements

No oral side agreements have been concluded in connection with this present Agreement. Any subsequent amendments or additions shall be invalid unless in writing and signed by both Lessor and Lessee.

Sec. 14 Validity of the Lease Agreement

1)	If any of the terms of this Agreement is invalid, this shall not affect the validity of the remaining terms.

2)	A successor in title with respect to the ownership of the Building or the company owning the Building shall not affect the rights and obligations of the Lessee.

3)	A change of ownership of the Property shall not affect the Lease Agreement. Neither the Lessor nor the purchaser of the Building nor the Lessee shall be entitled to terminate the Lease for such reason.

Sec. 15 Court of Jurisdiction

Any disputes arising out of or in connection with this Lease Agreement that cannot be settled by negotiations between the Lessee and the Lessor shall be finally determined by the Court of Arbitration at the National Chamber of Commerce in Warsaw in accordance with the rules thereof.

Sec. 16 Copies

This Agreement is drawn up in 2 (two) copies in English and 2 (two) copies in Polish, each party receiving 1 (one) copy of Polish and 1 (one) copy of English version. The appendices attached to the Agreement form an integral part of the Agreement.

In the event of any disputes or discrepancies the Polish version will be prevailing.

Sec. 17 European Monetary Union - EURO Currency

If during the validity of the Lease Agreement the Polish Zloty (Polish Zloty—PLN) will be replaced by the EURO currency, the monthly payments shall then be made in EURO.

Sec. 18 Entering into force

The hereby Agreement shall enter into force as of the date of its signing.

Signed on July 11, 2006, in Warsaw, Poland

The Lessor	The Lessee

/s/ Harald Jeschek	/s/ Michal Dembinski
Taifun Real sp. z o.o.	Lionbridge Poland Sp. z o.o.

APPENDIX 1

FLOOR PLAN

APPENDIX 2

TECHNICAL DESCRIPTION

APPENDIX 3

PARKING